blue water
GLOBAL GROUP

P: 949.264.1475
F: 949.607.4052

www.bluewaterglobalgroup.com
info@bluewaterglobalgroup.com

PRESS RELEASE

Blue Water Announces Early Repayment of Asher Note In Full

Canton, Georgia – February 11, 2014 – Blue Water Global Group, Inc. (OTCBB: BLUU) announces that it has repaid the Convertible Promissory Note owed to Asher Enterprises, Inc. ("**Asher**") due on June 18, 2014 early and in full. As a result none of that debt can be converted into shares of Blue Water's common stock which nullifies the Schedule 13G filed by Asher on January 17, 2014.

Blue Water's President and CEO, J. Scott Sitra, stated, "Blue Water is always looking at ways to maximize shareholder value. With that in mind our shareholders should be happy to learn that we continue to manage our finances effectively and have chosen to repay our modest debts with cash rather than allow for the conversion of outstanding Asher debt into deeply discounted shares of our common stock, which would result in unnecessary shareholder dilution and a potentially significant market decline from the subsequent sale of those shares." Mr. Sitra added, "For the record, we fully intend to repay our remaining Asher obligations in the same manner: early and in cash."

About Blue Water Global Group

Blue Water Global Group, Inc. is a publicly held developer of casual dining restaurant properties. Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean under the Blue Water Bar & Grill™ brand. Additionally, Blue Water is engaged in making strategic equity investments in promising businesses that are in the early stages of obtaining their own listing on the OTCBB. For more information, visit www.bluewaterglobalgroup.com.

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Investor Relations Contact

Craig Fischer
786.375.0556
ir@bluewaterglobalgroup.com